 Exhibit 99.1

AzurRx BioPharma Announces Appointment of James
Sapirstein as Chief Executive Officer

Founder and Former CEO Thijs Spoor
 to Remain on Board of Directors

NEW YORK, October 10, 2019 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, is pleased to announce that James Sapirstein has been appointed to serve as the Company’s President and Chief Executive Officer following the resignation of Thijs Spoor from the same positions. Mr. Sapirstein, who most recently served as chief executive officer and board member for ContraVir Pharmaceuticals, Inc. (now known as Hepion Pharmaceuticals, Inc. (NASADQ: HEPA)), has nearly 36 years of pharmaceutical industry experience spanning areas such as drug development and commercialization. In particular, Mr. Sapirstein has participated in 23 product launches, six of which were global launches that he led. He is also credited with leading numerous business development transactions over the course of his career. Prior to ContraVir, Mr. Sapirstein was chief executive officer of Alliqua Therapeutics, served as the founding chief executive officer of Tobira Therapeutics, and as executive vice president, metabolic and endocrinology for Serono Laboratories. Mr. Sapirstein’s earlier career included a number of senior level positions in the area of marketing and commercialization, including global marketing team lead for Viread (tenofovir) while at Gilead Sciences and director of international marketing of the infectious disease division at Bristol Myers Squibb. Mr. Sapirstein serves on the emerging companies and health section boards of Biotechnology Innovation Organization (BIO) and is currently the Chairman Emeritus of BioNJ.

Mr. Sapirstein earned a bachelor’s degree in pharmacy from Rutgers University and holds an MBA degree in management from Fairleigh Dickinson University.

"We are very pleased that James Sapirstein is joining AzurRx as Chief Executive Officer," commented Ed Borkowski, the Chairman of the Company’s Board of Directors. "His industry knowledge, background, and strong relationships are an ideal mix of skills to lead AzurRx, and his insights, leadership and experience will provide a significant benefit to the Company. We would also like to thank Thijs Spoor for his previous hard work in taking the Company through several clinical trials and building a world class development team and give him best wishes for the future." Mr. Spoor will remain on AzurRx's Board of Directors.

“Over the past five years, AzurRx has made great strides, having generated key clinical data that have advanced MS 1819-SD as a safe and efficacious product candidate for patients,” stated Thijs Spoor. “I am confident that James’s unique skill set will be critical to realizing the value inherent to the Company’s pipeline and I look forward to working with him as a fellow board member.”

James Sapirstein commented, "I am pleased to join AzurRx as President and CEO at this exciting time. The transformative nature of AzurRx’s products, backed by the strong data from its two recent Phase 2 clinical trials of MS1819 are well positioned to create meaningful benefits for patients and shareholders."

AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819-SD recombinant lipase for exocrine pancreatic insufficiency is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD or any of the Company’s other clinical development activities, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
AzurRx BioPharma, Inc.
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com

Investor Relations contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 617-535-7743
www.lifesciadvisors.com
hans@lifesciadvisors.com